                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                     -------------------------------------------

                                     SCHEDULE 13G

                                    (RULE 13d-102)


               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                 PURSUANT TO 13d-2(b)

                                 (AMENDMENT NO. 1)(1)


                                 AT HOME CORPORATION
--------------------------------------------------------------------------------
                                   (Name of Issuer)



                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)



                                      0000459191
--------------------------------------------------------------------------------
                                    (CUSIP Number)


                                         N/A
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)


                            (Continued on following pages)
                                 (Page 1 of 19 Pages)



----------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO. 0000459191                   13G                   Page 2 of 19 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII")
             94-3201863
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                 (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY
--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                                                                              0
    NUMBER OF       ------------------------------------------------------------
      SHARES         6    SHARED VOTING POWER
   BENEFICIALLY                                                       1,609,707
    OWNED BY        ------------------------------------------------------------
      EACH           7    SOLE DISPOSITIVE POWER
    REPORTING                                                                 0
   PERSON WITH      ------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                                                                      1,609,707
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         1,609,707
        PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           1.3%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                   13G                   Page 3 of 19 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             KPCB VII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP
             ("KPCB VII ASSOCIATES")
             94-3203783
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                 (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                                   0
                     -----------------------------------------------------------
    NUMBER OF        6    SHARED VOTING POWER
      SHARES              1,609,707 shares are directly held by
   BENEFICIALLY           KPCB VII. KPCB VII Associates is the
  OWNED BY EACH           general partner of KPCB VII.
    REPORTING        -----------------------------------------------------------
   PERSON WITH       7    SOLE DISPOSITIVE POWER                              0
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,609,707 shares are directly held by KPCB VII. KPCB
                          VII associates is the general partner of KPCB VII.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         1,609,707
        PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           1.3%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                   13G               Page 4 of 19 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             BROOK H. BYERS
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                 (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          329,712 shares of which 154,159 are
                          held directly by Mr. Byers and 175,553
                          shares are held in trusts of which Mr.
                          Byers is the trustee. Mr. Byers
                          disclaims beneficial ownership of the
                          shares held by the trusts.
                    ------------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,609,707 shares are directly held by
                          KPCB VII. KPCB VII Associates, L.P.,
                          a California limited partnership
                          ("KPCB VII Associates") is the general
                          partner of KPCB VII. Mr. Byers is a
    NUMBER OF             general partner of KPCB VII
      SHARES              Associates. Mr. Byers disclaims
   BENEFICIALLY           beneficial ownership of the shares
  OWNED BY EACH           held directly by KPCB VII.
    REPORTING       ------------------------------------------------------------
   PERSON WITH       7    SOLE DISPOSITIVE POWER
                          329,712 shares of which 154,159 are
                          held directly by Mr. Byers and 175,553
                          shares are held in trusts of which Mr.
                          Byers is the trustee. Mr. Byers
                          disclaims beneficial ownership of the
                          shares held by the trusts.
                    ------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,609,707 shares are directly held by
                          KPCB VII. KPCB VII Associates, L.P.,
                          a California limited partnership
                          ("KPCB VII Associates") is the general
                          partner of KPCB VII. Mr. Byers is a
                          general partner of KPCB VII
                          Associates. Mr. Byers disclaims
                          beneficial ownership of the shares
                          held directly by KPCB VII.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         1,939,419
        PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    1.6%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                  13G                  Page 5 of 19 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             KEVIN R. COMPTON
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                  (a) / / (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                             104,766
                    ------------------------------------------------------------
                     6    SHARED VOTING POWER
                    ------------------------------------------------------------
                          1,609,707 shares are directly held by
                          KPCB VII. KPCB VII Associates is the
                          general partner of KPCB VII. Mr.
                          Compton is a general partner of KPCB
    NUMBER OF             VII Associates. Mr. Compton disclaims
      SHARES              beneficial ownership of the shares
   BENEFICIALLY           held directly by KPCB VII.
  OWNED BY EACH     ------------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER                        104,766
   PERSON WITH      ------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,609,707 shares are directly held by
                          KPCB VII. KPCB VII Associates is the
                          general partner of KPCB VII. Mr.
                          Compton is a general partner of KPCB
                          VII Associates. Mr. Compton disclaims
                          beneficial ownership of the shares
                          held directly by KPCB VII.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         1,714,473
        PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    1.4%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                  13G                   Page 6 of 19 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             L. JOHN DOERR
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                 (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          391,539 shares of which 348,841 shares
                          are held directly by Mr. Doerr and
                          42,698 shares are held by a trust of
                          which Mr. Doerr is the trustee. Mr.
                          Doerr disclaims beneficial ownership
                          of shares held by the trust.
                    ------------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,609,707 shares are directly held by
                          KPCB VII. KPCB VII Associates is the
                          general partner of KPCB VII. Mr. L.
                          John Doerr is a general partner of
                          KPCB VII Associates. Mr. L. John
    NUMBER OF             Doerr disclaims beneficial ownership
      SHARES              of the shares held directly by KPCB
   BENEFICIALLY           VII.
  OWNED BY EACH     ------------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER
   PERSON WITH            391,539 shares of which 348,841 shares
                          are held directly by Mr. Doerr and
                          42,698 shares are held by a trust of
                          which Mr. Doerr is the trustee. Mr.
                          Doerr disclaims beneficial ownership
                          of shares held by the trust.
                    ------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,609,707 shares are directly held by
                          KPCB VII.  KPCB VII Associates is the
                          general partner of KPCB VII. Mr. L.
                          John Doerr is a general partner of
                          KPCB VII Associates. Mr. L. John
                          Doerr disclaims beneficial ownership
                          of the shares held directly by KPCB
                          VII.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         2,001,246
        PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    1.6%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                   13G               Page 7 of 19 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             WILLIAM R. HEARST III
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                 (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                             706,684
                    ------------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,609,707 shares are directly held by
                          KPCB VII.  KPCB VII Associates is the
                          general partner of KPCB VII. Mr.
    NUMBER OF             Hearst is a general partner of KPCB
      SHARES              VII Associates. Mr. Hearst disclaims
   BENEFICIALLY           beneficial ownership of the shares
  OWNED BY EACH           held directly by KPCB VII.
    REPORTING       ------------------------------------------------------------
   PERSON WITH       7    SOLE DISPOSITIVE POWER                        706,684
                    ------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,609,707 shares are directly held by
                          KPCB VII. KPCB VII Associates is the
                          general partner of KPCB VII. Mr.
                          Hearst is a general partner of KPCB
                          VII Associates. Mr. Hearst disclaims
                          beneficial ownership of the shares
                          held directly by KPCB VII.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         2,316,391
        PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    1.9%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                   13G                Page 8 of 19 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             VINOD KHOSLA
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                 (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                              33,452
                    ------------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,609,707 shares are directly held by
                          KPCB VII. KPCB VII Associates is the
                          general partner of KPCB VII. Mr.
                          Khosla is a general partner of KPCB
    NUMBER OF             VII Associates. Mr. Khosla disclaims
      SHARES              beneficial ownership of the shares
   BENEFICIALLY           held directly by KPCB VII.
  OWNED BY EACH     ------------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER                         33,452
   PERSON WITH      ------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,609,707 shares are directly held by
                          KPCB VII. KPCB VII Associates is the
                          general partner of KPCB VII. Mr.
                          Khosla is a general partner of KPCB
                          VII Associates. Mr. Khosla disclaims
                          beneficial ownership of the shares
                          held directly by KPCB VII.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         1,643,159
        PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    1.3%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                   13G              Page 9 of 19 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JOSEPH LACOB
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                 (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                             220,492
                    ------------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,609,707 shares are directly held by
                          KPCB VII. KPCB VII Associates is the
                          general partner of KPCB VII. Mr.
    NUMBER OF             Lacob is a general partner of KPCB VII
      SHARES              Associates. Mr. Lacob disclaims
   BENEFICIALLY           beneficial ownership of the shares
  OWNED BY EACH           held directly by KPCB VII.
    REPORTING       ------------------------------------------------------------
   PERSON WITH       7    SOLE DISPOSITIVE POWER                        220,492
                    ------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,609,707 shares are directly held by
                          KPCB VII. KPCB VII Associates is the
                          general partner of KPCB VII. Mr.
                          Lacob is a general partner of KPCB VII
                          Associates. Mr. Lacob disclaims
                          beneficial ownership of the shares
                          held directly by KPCB VII.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         1,830,199
        PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    1.5%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                  13G                  Page  10 of 19 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             BERNARD LACROUTE
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                 (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                              91,796
                    ------------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,609,707 shares are directly held by
                          KPCB VII. KPCB VII Associates is the
                          general partner of KPCB VII. Mr.
                          Lacroute is a general partner of KPCB
    NUMBER OF             VII Associates. Mr. Lacroute
      SHARES              disclaims beneficial ownership of the
   BENEFICIALLY           shares held directly by KPCB VII.
  OWNED BY EACH     ------------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER                         91,796
   PERSON WITH      ------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,609,707 shares are directly held by
                          KPCB VII. KPCB VII Associates is the
                          general partner of KPCB VII. Mr.
                          Lacroute is a general partner of KPCB
                          VII Associates. Mr. Lacroute
                          disclaims beneficial ownership of the
                          shares held directly by KPCB VII.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         1,701,503
        PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    1.4%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                  13G                  Page 11 of 19 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JAMES LALLY
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                (a) / /   (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                              92,503
                    ------------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,609,707 shares are directly held by
                          KPCB VII. KPCB VII Associates is the
                          general partner of KPCB VII. Mr.
                          Lally is a general partner of KPCB VII
    NUMBER OF             Associates. Mr. Lally disclaims
      SHARES              beneficial ownership of the shares
   BENEFICIALLY           held directly by KPCB VII.
  OWNED BY EACH     ------------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER                         92,503
   PERSON WITH      ------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,609,707 shares are directly held by
                          KPCB VII. KPCB VII Associates is the
                          general partner of KPCB VII. Mr.
                          Lally is a general partner of KPCB VII
                          Associates. Mr. Lally disclaims
                          beneficial ownership of the shares
                          held directly by KPCB VII.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         1,702,210
        PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    1.4%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                  13G                 Page 12 of 19 Pages
--------------------------------------------------------------------------------
        NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             DOUGLAS J. MACKENZIE
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                 (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                              33,386
                    ------------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,609,707 shares are directly held by
                          KPCB VII. KPCB VII Associates is the
                          general partner of KPCB VII. Mr.
                          MacKenzie is a general partner of KPCB
                          VII Associates. Mr. MacKenzie
    NUMBER OF             disclaims beneficial ownership of the
      SHARES              shares held directly by KPCB VII.
   BENEFICIALLY     ------------------------------------------------------------
  OWNED BY EACH      7    SOLE DISPOSITIVE POWER                         33,386
    REPORTING       ------------------------------------------------------------
   PERSON WITH       8    SHARED DISPOSITIVE POWER
                          1,609,707 shares are directly held by
                          KPCB VII. KPCB VII Associates is the
                          general partner of KPCB VII. Mr.
                          MacKenzie is a general partner of KPCB
                          VII Associates. Mr. MacKenzie
                          disclaims beneficial ownership of the
                          shares held directly by KPCB VII.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         1,643,093
        PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    1.3%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                  13G                  Page 13 of 19 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             E. FLOYD KVAMME
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                 (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                              98,063
                    ------------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,609,707 shares are directly held by
                          KPCB VII. KPCB VII Associates is the
                          general partner of KPCB VII. Mr.
                          Kvamme is a general partner of KPCB
    NUMBER OF             VII Associates. Mr. Kvamme disclaims
      SHARES              beneficial ownership of the shares
   BENEFICIALLY           held directly by KPCB VII.
  OWNED BY EACH     ------------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER                         98,063
   PERSON WITH      ------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,609,707 shares are directly held by
                          KPCB VII. KPCB VII Associates is the
                          general partner of KPCB VII. Mr.
                          Kvamme is a general partner of KPCB
                          VII Associates. Mr. Kvamme disclaims
                          beneficial ownership of the shares
                          held directly by KPCB VII.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         1,707,770
        PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    1.4%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                      Page 14 of 19 Pages


    Item 1(a)    Name of Issuer:

                 At Home Corporation

    Item 1(b)    Address of Issuer's Principal Executive Offices:

                 425 Broadway Street
                 Redwood City, CA 94063

 Item 2(a)-(c)   Name, Address and Citizenship of Persons Filing:

                 This amendment is being filed by KPCB VII Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. KPCB VII Associates is general partner to KPCB VII. The names and business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto.

   Item 2(d)     Title of Class of Securities:

                 Common Stock

   Item 2(e)     CUSIP Number:

                 0000459191

    Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                 Not Applicable

    Item 4.      Ownership.

                 Please see Item 5.

    Item 5.      Ownership of Five Percent or Less of a Class.

                 This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of At Home Corporation.

    Item 6.      Ownership of More than Five Percent on Behalf of Another
                 Person

                 Not Applicable - See Item 5.

    Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                 Not Applicable

    Item 8.      Identification and Classification of Members of the Group.

                 Not Applicable

    Item 9.      Notice of Dissolution of Group.

                 Not Applicable

   Item 10.      Certification.

                 Not Applicable

                                                      Page 15 of 19 Pages

                                      SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

Date: February 12, 1999

BROOK H. BYERS                              KPCB VII ASSOCIATES, L.P., A
KEVIN R. COMPTON                            CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE

Signature:  /s/ Michael S. Curry           Signature:  /s/ Brook H. Byers
           ----------------------------               -------------------------
            Michael S. Curry                           Brook H. Byers
            Attorney-in-Fact                           A General Partner


                                            KLEINER PERKINS CAUFIELD & BYERS
                                            VII, L.P., A CALIFORNIA LIMITED
                                            PARTNERSHIP

                                            By KPCB VII Associates, L.P., a
                                            California Limited Partnership,
                                            its General Partner

                                            Signature:  /s/ Brook H. Byers
                                                       -----------------------
                                                        Brook H. Byers
                                                        A General Partner

                                                      Page 16 of 19 Pages

                                    EXHIBIT INDEX


                                                                  Found on
                                                                Sequentially
Exhibit                                                        Numbered Page
-------                                                       --------------
Exhibit A:  Agreement of Joint Filing                                17

Exhibit B:  List of General Partners of KPCB VII Associates          18

                                                      Page 17 of 19 Pages

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 12, 1999, containing the information required by Schedule 13G, for the Shares of At Home Corporation, held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:  February 12, 1999

BROOK H. BYERS                              KPCB VII ASSOCIATES, L.P., A
KEVIN R. COMPTON                            CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE

Signature:  /s/ Miachael S. Curry          Signature:  /s/ Brook H. Byers
           -----------------------------               -----------------------
            Michael S. Curry                           Brook H. Byers
            Attorney-in-Fact                           A General Partner


                                            KLEINER PERKINS CAUFIELD & BYERS
                                            VII, L.P., A CALIFORNIA LIMITED
                                            PARTNERSHIP

                                            By KPCB VII Associates, L.P., a
                                            California Limited Partnership,
                                            its General Partner

                                            Signature:  /s/ Brook H. Byers
                                                       ---------------------
                                                        Brook H. Byers
                                                        A General Partner

                                                      Page 18 of 19 Pages

                                      EXHIBIT B

                                 GENERAL PARTNERS OF
                KPCB VII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

     Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and (c) citizenship.


1.   (a)  Brook H. Byers
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

2.   (a)  Kevin R. Compton
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

3.   (a)  L. John Doerr
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

4.   (a)  William R. Hearst III
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

5.   (a)  Vinod Khosla
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

6.   (a)  E. Floyd Kvamme
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

7.   (a)  Joseph S. Lacob
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

8.   (a)  Bernard J. Lacroute
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

                                                      Page 19 of 19 Pages

9.   (a)  James P. Lally
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

10.  (a)  Douglas P. MacKenzie
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen